Exhibit 1(f)

ARTICLES OF TRANSFER

FROM MERRILL LYNCH FUND FOR TOMORROW, INC.,

A MARYLAND CORPORATION,

TO MERRILL LYNCH FUNDAMENTAL GROWTH FUND, INC., A MARYLAND

CORPORATION

THESE ARTICLES OF TRANSFER are made and entered into as of the                  day of November, 1998, by and between Merrill Lynch Fund for Tomorrow, Inc., a Maryland corporation (the “Transferor”), and Merrill Lynch Fundamental Growth Fund, Inc., a Maryland corporation (the “Transferee”).

FIRST:    The Transferor agrees to sell, convey and transfer substantially all of its property and assets to the Transferee as hereinafter set forth.

SECOND:    (a) The Transferor was incorporated under the laws of the State of Maryland.

             (b) The Transferee was incorporated under the laws of the State of Maryland.

THIRD:    The name, address and principal place of business of the Transferee is Merrill Lynch Fundamental Growth Fund, Inc., 800 Scudders Mill Road, Plainsboro, New Jersey 08536.

FOURTH:    The Transferor and the Transferee maintain their principal office in the State of Maryland in Baltimore City. Neither the Transferor nor the Transferee owns an interest in land in the State of Maryland.

FIFTH:    The nature of the consideration to be paid by the Transferee for the sale, conveyance and transfer of substantially all of the property and assets of the Transferor shall be full and fractional shares of the Transferee’s Common Stock of an aggregate net asset value equal (to the nearest one ten-thousandth of a cent) to the value of the property and assets of the Transferor acquired, reduced by the amount of liabilities assumed by the Transferee, both determined as of November 20, 1998.

SIXTH:    The terms and conditions of the transactions set forth in these Articles of Transfer have been advised, authorized and approved by the Transferor in the manner and by the vote required by its Articles of Incorporation and the laws of the State of Maryland at a meeting of the Board of Directors of the Transferor held on July 27, 1998, and by the subsequent approval of stockholders at a meeting of the stockholders of the Transferor held on November 12, 1998 at 12:00 p.m.

SEVENTH:    The terms and conditions of the transaction set forth in these Articles of Transfer have been advised, authorized and approved by the Transferee in the manner and by the vote required by its Articles of Incorporation and the laws of the State of Maryland at a meeting of the Board of Directors of the Transferee held on July 8, 1998.

EIGHTH:    These Articles of Transfer shall be effective at the very beginning of the day on November 23, 1998.

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IN WITNESS WHEREOF, each party to these Articles of Transfer has caused these Articles to be signed and acknowledged in its name and on its behalf by its Executive Vice President and attested by its Secretary, on the day and year first above written, and each such signatory hereby acknowledges the same to be the act and deed of such corporation, and that to the best of his or her knowledge, information and belief, all matters and facts stated herein are true in all material aspects, such statements being made under the penalties of perjury.

ATTEST:	MERRILL LYNCH FUNDAMENTAL GROWTH FUND, INC.

/s/ Barbara G. Fraser	By:	/s/ Terry K. Glenn
Barbara G. Fraser
Secretary	Name: Terry K. Glenn
Title: Executive Vice President

ATTEST:	MERRILL LYNCH FUND FOR TOMORROW FUND, INC.

/s/ Susan B. Baker	By:	/s/ Terry K. Glenn
Susan B. Baker
Secretary	Name: Terry K. Glenn
Title: Executive Vice President

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